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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
Hudson Valley Holding Corp.                          CONTACT
21 Scarsdale Road                                    Stephen R. Brown
Yonkers, NY 10707                                    Sr. EVP, CFO and Treasurer
                                                     (914) 771-3212 (Earnings)

                                                     Wendy Croker
                                                     VP, Shareholder Relations
                                                     (914) 771-3214 (Dividend)

                          HUDSON VALLEY HOLDING CORP.
                       REPORTS RECORD SIX MONTH EARNINGS
                          AND ANNOUNCES CASH DIVIDEND

     YONKERS, NY, July 31, 2007 ...James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announces earnings for the first six months of 2007. Earnings for the six month period were $16.7 million, compared to $16.4 million for the same period in 2006, an increase of 1.6 %. Diluted earnings per share were $1.80 compared to $1.78 for the same period last year. Mr. Landy emphasized that the growth in earnings was the result of continued loan demand and deposit growth, and an increase in investment management services. Mr. Landy added that stiff competition in the Company's marketplace particularly for deposits and the unfavorable interest rate environment has slowed the rate of earnings growth in the first six months of 2007. Given the economic and competitive landscape we expect a slower rate of earnings growth over the next two quarters. In addition, Mr. Landy announced that, as of June 30, 2007, assets totaled $2.4 billion, deposits totaled $1.8 billion, and net loans totaled $1.2 billion.

        Further, William E. Griffin, Chairman of the Board, noting the continued excellent performance of the Company, announced that the Board of Directors has declared a cash dividend of $0.50 per share payable to all shareholders of record as of the close of business August 10, 2007. The dividend will be distributed to shareholders on or about August 17, 2007.

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and NYNB Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 22 branches located in Westchester, Rockland, the Bronx, Manhattan and Queens. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB Bank is a Bronx based bank with approximately $140 million in assets serving the local communities of the South Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in the Company's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.